Exhibit 4.4

SECOND AMENDMENT TO AMENDED AND
RESTATED STOCKHOLDERS AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of January 5, 2009 (this “Amendment”), is by and among AGA MEDICAL HOLDINGS, INC., a Delaware corporation (the “Company”), WELSH, CARSON, ANDERSON & STOWE IX, L.P., a Delaware limited partnership (“WCAS”), FRANCK L. GOUGEON (“Gougeon”), GOUGEON SHARES LLC, a Minnesota limited liability company (the “Gougeon LLC”), and the FRANCK L. GOUGEON REVOCABLE TRUST UNDER AGREEMENT DATED JUNE 28, 2006 (together with Gougeon and the Gougeon LLC, the “Gougeon Stockholders”), amending that certain Amended and Restated Stockholders Agreement, dated as of April 21, 2008, by and among the Company, WCAS, the Gougeon Stockholders and the other individuals and entities party thereto, as first amended as of June 20, 2008 (the “Stockholders Agreement”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Stockholders Agreement.

WHEREAS, the Company has entered into that certain Securities Purchase Agreement, dated as of the date hereof, with AGA and WCAS CP IV, pursuant to which, among other things, AGA shall issue and sell a 10% Senior Subordinated Note in an aggregate principal amount of $15,000,000, and the Company shall issue and sell 1,879 shares of Series B Preferred Stock (as hereinafter defined), to WCAS CP IV;

WHEREAS, the Company, WCAS and the Gougeon Stockholders wish to enter into this Amendment to, among other things, amend certain provisions of the Stockholders Agreement as set forth herein; and

WHEREAS, the Stockholders Agreement may be amended, pursuant to Section 8.05 thereof, by a written instrument signed by the Company, WCAS and the Gougeon Stockholders;

NOW, THEREFORE, in consideration of the premises and covenants herein contained, the parties hereto hereby agree as follows:

1.                                    The definition of “Company Capital Stock” in Section 1.01 of the Stockholders Agreement is hereby amended and restated as follows:

“ “Company Capital Stock” means (i) prior to the effectiveness of the Company IPO Charter, all Series A Preferred Stock, Series B Preferred Stock, Class A Common Stock and Common Stock, and (ii) upon and after the effectiveness of the Company IPO Charter, all Common Stock and all preferred stock issued by the Company in the future after the effectiveness of the Company IPO Charter (if any).”

2.                                    The definition of “Conversion Shares” in Section 1.01 of the Stockholders Agreement is hereby amended and restated as follows:

“ “Conversion Shares” means the shares of undesignated Common Stock issued or issuable upon conversion of the outstanding shares of Class A Common Stock, Series A Preferred Stock and Series B Preferred Stock pursuant to the Company Pre-IPO Charter.”

3.                                    Section 1.01 of the Stockholders Agreement is hereby amended to add the following defined term:

“ “Series B Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001 per share, of the Company, authorized by the Company Pre-IPO Charter which will be reclassified into Common Stock upon the effectiveness of the Company IPO Charter.”

4.                                    Section 4.05(ix) of the Stockholders Agreement is hereby amended and restated in its entirety as follows:

“(ix)                          approve any of the matters set forth in paragraphs A.7(b) or (c) of Article Fourth of the Company Pre-IPO Charter that would require approval of the holders of Series A Preferred Stock and/or Series B Preferred Stock (as applicable); and”

5.                                    The Company IPO Bylaws in the form attached as Exhibit A to the Stockholders Agreement is hereby replaced in its entirety by the form of Company IPO Bylaws attached as Exhibit A hereto.

6.                                    The Company IPO Charter in the form attached as Exhibit B to the Stockholders Agreement is hereby replaced in its entirety by the form of Company IPO Charter attached as Exhibit B hereto.

7.                                    The Stockholders Agreement, as amended by this Amendment, is hereby in all respects confirmed.

8.                                    This Amendment, the rights of the parties and all actions, claims or suits arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles or rules of conflicts of law to the extent such principles or rules are not mandatorily applicable by statute and would require the application of the laws of another jurisdiction).

9.                                    This Amendment may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

AGA MEDICAL HOLDINGS, INC.

By:	/s/ John Barr
Name: John Barr
Title: President and CEO

WELSH, CARSON, ANDERSON & STOWE IX, L.P.

By:	WCAS IX Associates LLC,
its general partner

By:	/s/ Sean M. Traynor
Name: Sean M. Traynor
Title: Managing Member

/s/ Franck L. Gougeon
Franck L. Gougeon

GOUGEON SHARES, LLC

By:	/s/ Franck L. Gougeon
Name: Franck L. Gougeon
Title: Director

THE FRANCK L. GOUGEON REVOCABLE TRUST UNDER AGREEMENT DATED JUNE 28, 2006

By:	/s/ Franck L. Gougeon
Name: Franck L. Gougeon
Title: Director

[Signature Page to Second Amendment to Amended and Restated Stockholders Agreement of AGA Medical Holdings, Inc.]